Exhibit 3.34

Certificate of Formation of Fox Properties LLC

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “FOX PROPERTIES LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FIFTEENTH DAY OF JUNE, A.D. 2007, AT 3:48 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “FOX PROPERTIES LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4371520 8100H	AUTHENTICATION: 7104001
090076022	DATE: 01-28-09

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

FOX PROPERTIES LLC

TO THE SECRETARY OF STATE

OF THE STATE OF DELAWARE

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

I.

NAME

The name of the limited liability company is Fox Properties LLC (the “Company”).

II.

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Company Act are The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized agent of the Company has executed this Certificate of Formation as of June 25, 2007.

/s/ Erin F. Ramana
Erin F. Ramana
Authorized Person

328813 v1/RE